Exhibit 21.1

SUBSIDIARIES OF ROAN RESOURCES, INC.

Name	Jurisdiction
Roan Resources LLC	Delaware
Roan Holdings Holdco, LLC	Delaware
Linn Energy, Inc.	Delaware